UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                         (Amendment No. _____________)*


                          DISCOVERY LABORATORIES, INC.
              ----------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
              ----------------------------------------------------
                         (Title of Class of Securities)


                                   254668 10 6
              ----------------------------------------------------
                                 (CUSIP Number)


                                 June 16, 1998
              ----------------------------------------------------
             (Date of Event Which Requires Filing of this Schedule)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Schedule 13G
CUSIP No. 254668 10 6
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Robert J. Capetola, Ph.D.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         a.  |_|
      N/A                                                                b.  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       619,973
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             619,973
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      619,973
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      13.81%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

ITEM 1(a).  NAME OF ISSUER:
            Discovery Laboratories, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            3359 Durham Road
            Doylestown, Pennsylvania 10022

ITEM 2(a).  NAME OF PERSONS FILING:
            Robert J. Capetola, Ph.D.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            c/o Discovery Laboratories, Inc.
            3359 Durham Road
            Doylestown, Pennsylvania 10022

ITEM 2(c).  CITIZENSHIP:
            United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
            Common Stock, par value $0.001 per share. ("Discovery Common
            Stock")

ITEM 2(e).  CUSIP NUMBER:
            254668 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
            Not Applicable

ITEM 4.     OWNERSHIP

      (a)   AMOUNT BENEFICIALLY OWNED AS OF JUNE 16, 1998:
            619,973

      (b)   PERCENT OF CLASS:
            13.81%

      (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)   Sole power to vote or to direct the vote:
                  619,973*

            (ii)  Shared power to vote or to direct the vote:
                  None

            (iii) Sole power to dispose or to direct the disposition of:
                  619,973*

            (iv)  Shared power to dispose or to direct the disposition of:
                  None

* Includes 278,173 shares of Discovery Common Stock issuable on the exercise of outstanding options, all of which are immediately exercisable and fully vested.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
            Not applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
            Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
            Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP
            Not Applicable

ITEM 10.    CERTIFICATION
            Not Applicable

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: September 8, 1998                       /s/  Robert J. Capetola
                                               -----------------------------
                                               Robert J. Capetola, Ph.D.